Exhibit 99.1

Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, Jeremy.steffan@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

Renee J. Peterson to Retire as The Toro Company’s Chief Financial Officer
Angela C. Drake elected Chief Financial Officer succeeding Peterson

BLOOMINGTON, Minn. (February 14, 2023) – The Toro Company (NYSE: TTC) today announced that Renee J. Peterson, vice president and chief financial officer, plans to retire in July 2023. Angela C. Drake, who currently serves as TTC’s vice president, finance will succeed Peterson as vice president and chief financial officer, effective March 10, 2023. Peterson will continue to serve the organization as vice president, finance to assist with the transition in the coming months and provide ongoing leadership for key enterprise and finance initiatives.

“Throughout her tenure, Renee’s leadership and strategic insight has helped The Toro Company achieve sustainable growth and deliver outstanding shareholder value,” said Richard M. Olson, chairman and chief executive officer. “Her vision helped shape the enterprise financial strategy, build scale and accelerate growth. Renee partnered closely with our businesses to improve reporting tools and systems, which resulted in well-informed decisions and supported disciplined capital allocation. She has provided thoughtful and strategic counsel to the leadership team and has been instrumental in helping build upon the company’s strong financial foundation. I am truly grateful for Renee’s contributions to the organization and wish her the best on her well-deserved retirement.”

Peterson joined TTC from Eaton Corporation in 2011 as vice president, finance and chief financial officer. She also served as treasurer from 2013 to 2020. At Eaton, Peterson served as vice president,  finance, information technology, strategic planning and business development for the Automotive and Truck Segments. Prior to that, she spent 25 years at Honeywell International in various leadership roles ranging from senior financial positions to general management.

Drake was appointed vice president, finance in 2022 after previously serving as vice president, construction from 2020 with responsibility for the Ditch Witch, American Augers, Trencor, Hammerhead Trenchless, Subsite Electronics and Radius HDD businesses, along with corporate-owned dealers. She joined TTC as senior managing director and integration co-lead through the Charles Machine Works (CMW) acquisition in April 2019. Drake originally joined CMW in 1997 and held a series of management accounting roles leading to her appointment as corporate controller and treasurer in 2007, and chief financial officer, secretary and treasurer in 2011. As its chief financial officer, Drake was instrumental in long-term strategic planning for CMW by establishing a vision for future growth and expansion, and working closely with the leadership team and board of directors. She played a key role in creating CMW’s family of businesses through a series of strategic acquisitions that expanded the leadership position of CMW in the underground construction industry.

“Angie is a proven and highly respected leader,” said Olson. “She has consistently demonstrated her ability to deliver results, maximize value for customers and drive growth. With a deep understanding of our culture and values, along with her extensive financial experience and acumen, I have every confidence that she will further strengthen our commitment to financial discipline and excellence. I look forward to working with Angie more closely as we build momentum, advance our strategic priorities and create shareholder value in the future.”

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.5 billion in fiscal 2022, The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, Spartan Mowers, BOSS Snowplow, Ventrac, American Augers, Trencor, Pope, Subsite Electronics, HammerHead, Radius HDD, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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